Exhibit 10.1

AGREEMENT AND GENERAL RELEASE

Agreement and General Release (“Agreement”), by and between Maureen O’Connell (“Employee” or “you”) and Scholastic Inc. (the “Company”).

Separation from Employment.

(a) Separation Date. You acknowledge that your last day of employment is October 27, 2017 (the “Separation Date”) at which time your employment with the Company will be terminated. After the Separation Date, you shall not represent yourself as being an employee, officer, agent or representative of the Company or any Company Entities (as hereinafter defined) for any purpose. The Separation Date shall be the termination date for purposes of participation in and coverage under all benefit plans and programs sponsored by or through the Company Entities, as defined in paragraph 4, except as specified in paragraph 2 below. You acknowledge and agree that the Company shall have no obligation to rehire you, or to consider you for employment after the Separation Date. You acknowledge that the representations in this paragraph constitute a material inducement for the Company to provide the payments and benefits to you pursuant to paragraph 2 of this Agreement and that you would not receive the pay and/or benefits described in this Agreement absent your execution of this Agreement.

(b) Payment of Wages and Vacation. No later than the next regular payroll date following the Separation Date, you will receive payment for wages due and owing through the Separation Date, as well as for any accrued but unused vacation days through the Separation Date.

Consideration. Following the 8th day from the date on which you sign the Agreement, (the “Effective Date), and in exchange for your waiver of claims against the Company Entities and compliance with other terms and conditions of this Agreement, the Company will:

(a) Pay you thirty-three (33) months of severance pay in the gross amount of $2,062,500.00 (Two Million Sixty-Two Thousand Five Hundred Dollars), subject to tax withholding and other applicable deductions. This payment will be made in a lump sum in accordance with Section 2(g) below;

(b) Pay you a lump sum to purchase COBRA coverage in the gross amount of $21,362.00 (Twenty-One Thousand Three Hundred and Sixty-Two Dollars), subject to tax withholding and other applicable deductions. This payment will be made in a lump sum in accordance with Section 2(g) below;

(c) Pay you a prorated MIP bonus accrued as of the Separation Date, in the gross amount of $148,437.50 (One Hundred Forty-Eight Thousand Four Hundred Thirty-Seven Dollars and Fifty Cents), subject to tax withholding and other applicable deductions. This payment will be made in a lump sum in accordance with Section 2(g) below;

(d) Pay you a lump sum amount of $54,500.00 for your reasonable attorneys’ fees in accordance with Section 2(g) below, for which you will receive a 1099 tax form; and

(e) On and as of the Separation Date, immediately vest in you all unvested equity interests granted to you under the 2011 Stock Incentive Plan, any amendment thereto, and any other stock incentive plans, as amended, including but not limited to (i) stock options, (ii) shares of restricted stock, (iii) restricted stock units and (iv) performance shares, granted to you (including but not limited to that purchased under the Management Stock Purchase Plan and any other plan or agreement). In accordance with your August 3, 2015 Restricted Stock Unit Agreement, Section 2(c) – Section 409A Award, and any other applicable Restricted Stock Unit Agreement, distribution pursuant thereto will be delayed until six months after the Separation Date and such distribution shall be made on the first business day of the seventh month following the Separation Date. As an individual with inside information, you are restricted from selling stock until after the Company’s second quarter earnings release on December 14, 2017.

(f) Include a statement in the required 8K filing regarding the material terms of this Agreement and that your termination was not for cause, which shall be filed within the time required by law.

(g) All amounts due you under this Section 2 shall be paid to you in a lump sum no later than the next regularly scheduled pay period following the Effective Date, which shall be December 15, 2017.

3. You acknowledge and agree that the payments and other benefits provided pursuant to this Agreement: (i) are in full discharge of any and all liabilities and obligations of the Company to you, monetarily or with respect to employee benefits or otherwise, including but not limited to any and all obligations arising under any alleged written or oral employment agreement, policy, plan or procedure of the Company and/or any alleged understanding or arrangement between you and the Company, other than the Company’s obligation to comply with this Agreement; and (ii) exceed any payment, benefit, or other thing of value to which you might otherwise be entitled under any policy, plan or procedure of the Company and/or any agreement between you and the Company; provided however this does not apply to and shall not discharge any rights or claims that you may have under the provisions of any qualified retirement plans (401(k) and Cash Balance Plan) maintained by the Company and/or Company Entities in which you participated during your employment.

4. Release.

(a) In consideration for the payments and benefits to be provided you pursuant to paragraph 2 above, you, for yourself and for your heirs, executors, administrators, trustees, legal representatives and assigns (hereinafter referred to collectively as “Releasors”), forever release and discharge the Company and its past, present and future parent entities, subsidiaries, divisions, affiliates and related business entities, successors and assigns, assets, employee benefit plans or funds, and any of its or their respective past, present and/or future directors, officers, fiduciaries, agents, trustees, administrators, employees and assigns, whether acting on behalf of the Company or in their individual capacities (collectively the “Company Entities”) from any and all claims, demands, causes of action, fees and liabilities of any kind whatsoever, whether known or unknown, which you ever had, now have, or may have against any of the Company Entities by reason of any act, omission, transaction, practice, plan, policy, procedure, conduct, occurrence, or other matter up to and including the date on which you sign this Agreement.

(b) Without limiting the generality of the foregoing, this Agreement is intended to and shall release the Company Entities from any and all claims, whether known or unknown, which Releasors ever had, now have, or may have against the Companies Entities arising out of your employment and/or your separation from that employment, including, but not limited to:

(i) any claim under the Age Discrimination in Employment Act, Older Workers Benefit Protection Act, Title VII of the Civil Rights Act of 1964, as amended, the Americans with Disabilities Act, as amended by the ADA Amendments Act of 2008, the Equal Pay Act, the Employee Retirement Income Security Act of 1974, as amended, (excluding claims for accrued, vested benefits under any employee benefit or pension plan of the Company Entities subject to the terms and conditions of such plan and applicable law), the Worker Adjustment and Retraining Notification Act, the Family and Medical Leave Act, the Health Insurance Portability and Accountability Act, the Genetic Information Nondiscrimination Act, the National Labor Relations Act, the Dodd-Frank Wall Street Reform and Consumer Protection Act, the Fair Labor Standards Act, the Occupational Safety and Health Act, and the Sarbanes-Oxley Act;

(ii) any claim under the New York State Human Rights Law, New York Executive Law, as amended, New York Rights of Persons with Disabilities Law, New York Nondiscrimination Against Genetic Disorders Law, New York Bias Against Cancer Victims Law, New York Adoptive Parents Child Care Leave Law, New York City Administrative Code, New York State Constitution, New York City Constitution or common law;

(iii) any other claim (whether based on federal, state, or local law, statutory or decisional) relating to or arising out of your employment, the terms and conditions of such employment, the termination of such employment, and/or any of the events relating directly or indirectly to or surrounding the termination of that employment, including but not limited to breach of contract (express or implied), wrongful discharge, covenant of good faith and fair dealing, detrimental reliance, retaliation, defamation, emotional distress, compensatory or punitive damages, claims for benefits or fringe benefits, claims for, or relating to, stock, stock options, or restricted stock units, claims for compensation, including but not limited to wages, bonuses, commissions, or claims for severance of termination pay; and

(c) Nothing in this Agreement shall be a release, waiver or discharge of claims that may arise after the date on which you sign this Agreement, nor shall it affect your rights to engage in protected concerted activity under Section 7 of the National Labor Relations Act. Nothing in this Agreement shall be a release, waiver or discharge of your right to enforce the terms of this Agreement. Nothing in this Agreement shall release, waive or discharge any rights or claims that you may have under the provisions of qualified retirement plans (the 401(k) and Cash Balance Plan) maintained by the Company and/or Company Entities and in which you participated during your employment.

5. No Claims Filed. You represent and warrant that you have not commenced, maintained, prosecuted or participated in any action, suit, charge, grievance, complaint or proceeding of any kind against Company Entities in any court or before any administrative or investigative body or agency and/or that you are hereby withdrawing with prejudice any such complaints, charges, or actions that you may have filed against Company Entities. You further acknowledge and agree that by virtue of the foregoing, you have waived all relief available to you (including without limitation, monetary damages, equitable relief and reinstatement) under any of the claims and/or causes of action waived in paragraph 4 above.

6. Liability for Taxes; No Tax Guarantee. You agree that you shall be solely responsible for the tax consequences with respect to all amounts payable under this Agreement, and in no event shall Company have any responsibility or liability, if this Agreement, or any payment described in this Agreement, does not meet any applicable requirements of the Internal Revenue Code Section 409A. You acknowledge that Company has provided no advice concerning tax, benefits, or COBRA eligibility issues in connection with the payments identified in paragraph 2 or the negotiation of this Agreement. You further agree to indemnify and hold Company harmless from any and all liability, including, without limitation, all penalties, interest and other costs that may be imposed by the Internal Revenue Service or other governmental agencies regarding any tax obligations that may arise from the payments paid to you under this Agreement, except, however, with respect to any liability or obligation that Company may have had as to payroll-related tax withholdings.

7. Code Section 409A. The benefits and payments provided under this Agreement are intended to be exempt from, or comply with, the applicable requirements of Section 409A of the Internal Revenue Code and shall be limited, construed and interpreted in accordance with such intent. To the extent that a payment or benefit hereunder is subject to Section 409A, it is intended that it be paid in a manner that will comply with Section 409A, including final regulations or any other guidance issued by the Secretary of the Treasury and the Internal Revenue Service with respect thereto. Notwithstanding anything herein to the contrary, any provision of this Agreement that is inconsistent with Section 409A shall be deemed to be amended to comply with Section 409A.

8. Non-Disparagement. (a) You agree that you will not disparage or encourage or induce others to disparage the Company and any of the Company Entities, including but not limited to Dick Robinson, Satbir Bedi, Andrew Hedden, or Iole Lucchese. For the purposes of this Section 8(a), the term “disparage” means derogatory comments or statements, whether oral or written, to the business community, press and/or media, the Company Entities or any individual or entity with whom any of the Company Entities has a business relationship which would adversely affect or impugn in any manner (i) the conduct of the business of any of the Company Entities (including, without limitation, any business plans or prospects) or (ii) the business reputation of the Company Entities or (iii) the reputation, character, integrity, qualifications, or ethics of the above-named individuals who are included in the Company Entities. You agree that the Company will be injured if you violate this provision.

(b) The Company agrees to instruct Dick Robinson, Satbir Bedi, Andrew Hedden and Iole Lucchese not to disparage you or encourage or induce others to disparage you. The Company agrees that you will be injured if Dick Robinson, Satbir Bedi, Andrew Hedden and/or Iole Lucchese violate this provision. For purposes of this Section 8(b), the term “disparage” means derogatory comments or statements, whether oral or written, to the business community, press and/or media, the Company Entities, or any individual or entity with whom you or any of the Company Entities has a business relationship, which would adversely affect or impugn in any manner your reputation, character, integrity, qualifications or ethics.

9. Reasonable Assistance.

(a) You agree that you will cooperate with the Company and/or the Company Entities and its or their respective counsel, as reasonably requested by the Company, in connection with any investigation, administrative proceeding or litigation relating to any matter that occurred during your employment in which you were involved or of which you have knowledge. In the event of such a request, you and the Company will agree on a mutually acceptable rate for your assistance at that time.

(b) You agree that, in the event you are subpoenaed by any person or entity (including, but not limited to, any government agency) to give testimony (in a deposition, court proceeding or otherwise) which in any way relates to your employment by the Company and/or the Company Entities, you will give prompt notice of such request to Andrew Hedden, EVP & General Counsel (or his successor) at 557 Broadway, NY, NY 10012, and will make no disclosure until the Company and/or the Company Entities have had a reasonable opportunity to contest the right of the requesting person or entity to such disclosure as long as compliance herewith does not require you to violate the law or the terms of the subpoena.

10. Confidentiality of Agreement. The terms and conditions of this Agreement are and shall be deemed to be confidential, except as required by law, and shall not be disclosed by you to any person or entity without the prior written consent of the Company, except if required by law, subpoena or Court or governmental agency order, and to your accountants, attorneys and/or spouse, provided that, to the maximum extent permitted by applicable law, rule, code or regulation, they agree to maintain the confidentiality of the Agreement. You further represent that you have not disclosed the terms and conditions of the Agreement to anyone other than your attorneys, accountants and/or spouse. The Company shall also not disclose the terms and conditions of this Agreement, except if required by law, subpoena or Court or governmental agency order, and to the Company’s attorneys and auditors, and those employees with a need to know in order to effectuate the Company’s obligations in the Agreement.

11. Confidential Information. You agree that you will not, directly or indirectly, use, disclose, furnish or make accessible to any third party any confidential, sensitive and/or proprietary information learned, discovered, developed, conceived or prepared by you during or as a result of your employment by the Company. For purposes of this Paragraph, confidential, sensitive and/or proprietary information shall include but not be limited to: customer information, financial information, business plans and policies, methods of operation, strategic initiatives, and business development plans; it shall not include any information which (i) was rightfully known by you prior to your employment by the Company; (ii) becomes publicly available without any fault or involvement by you; or (iii) is generally known prior to the date upon which you propose to use, disclose, furnish or make assessable to any third party such information. Nothing herein precludes you from responding to an order of a court or governmental agency or subpoena, provided you comply with Section 9(b).

12. Non-Solicitation. You agree that for twelve (12) months after the Separation Date, you will not, without the written prior consent of the Company, directly or indirectly, on your own behalf or on behalf of any other person or entity, solicit, contact, approach, encourage, induce or attempt to solicit, contact, approach, encourage or induce any of the employees or agents of the Company or the Company Entities to terminate their employment or agency with the Company and/or the Company Entities. You further agree that for six (6) months after the Separation Date, you will not, without the written prior consent of the Company, directly or indirectly, on your own behalf or on behalf of any other person or entity, solicit, contact, approach, encourage, induce or attempt to solicit, contact, approach, encourage or induce any of the Company or Company Entities’ customers, vendors, or suppliers to terminate or alter their relationship or contractual relations with the Company and/or the Company Entities.

You represent that you have not violated this Section 12 during the period between the Separation Date and the Effective Date.

13. Non-Compete. You agree that for nine (9) months after the Separation Date, you will not, without the written prior consent of the Company, directly or indirectly, on your own behalf or on behalf of any other person or entity, enter into the employ of, render any services or assistance to, acquire any financial interest in (excluding any securities held in your 401k account as of the Separation Date), or otherwise become associated with (i) Penguin Random House, (ii) Time, Inc., (iii) Pearson or (iv) Houghton Mifflin Harcourt. You further agree, that for six (6) months after the Separation Date, you will not, without the written prior consent of the Company, directly or indirectly, on your own behalf or on behalf of any other person or entity, enter into the employ of, render any services or assistance to, acquire any financial interest in (excluding any securities held in your 401k account as of the Separation Date), or otherwise become associated with, any person or entity engaged in a business, including the trade publishing and K-12 educational publishing industries, whose products and services are competitive with the Company’s products or services which you supported while employed by the Company.

You represent that you have not violated this Section 13 during the period between the Separation Date and the Effective Date.

14. Return of Company Property. You represent that you have returned to the Company all property belonging to the Company and/or the Company Entities, including but not limited to Blackberry, iPhone, laptop, desktop, keys, card access to the building and office floors, phone card, rolodex (if provided by the Company and/or the Company Entities), computer user name and password, disks and/or voicemail code.

15. Severability. If any provision of this Agreement is held by a court of competent jurisdiction to be illegal, void or unenforceable, such provision shall have no effect; however, the remaining provisions shall be enforced to the maximum extent possible. Further, if a court should determine that any portion of this Agreement is overbroad or unreasonable, such provision shall be given effect to the maximum extent possible by narrowing or enforcing in part that aspect of the provision found overbroad or unreasonable. Additionally, if either party breaches the terms of this Agreement, it shall constitute a material breach as to which you and the Company may seek all relief available under the law.

16. No Admissions.

(a) This Agreement is not intended, and shall not be construed, as an admission that you or any of the Company Entities has violated any federal, state or local law (statutory or decisional), ordinance or regulation, breached any contract or committed any wrong whatsoever.

(b) Should any provision of this Agreement require interpretation or construction, it is agreed by the parties that the entity interpreting or constructing this Agreement shall not apply a presumption against one party by reason of the rule of construction that a document is to be construed more strictly against the party who prepared the document.

17. Successors and Assigns. This Agreement is binding upon, and shall inure to the benefit of, the parties and their respective heirs, executors, administrators, successors and assigns.

18. Choice of Law. This Agreement shall be construed and enforced in accordance with the laws of the State of New York without regard to the principles of conflicts of law.

19. Complete Agreement. You understand that this Agreement constitutes the complete understanding between the Company and you, and supersedes any and all agreements, understandings, and discussions, whether written or oral, between you and any of the Company Entities, including the Severance Agreement dated September 26, 2013, provided, that this Agreement shall not supersede those provisions of the Company’s Code of Ethics which by their terms apply to former employees of the Company, or any Stock Incentive Plan, Stock Option Agreement or Restricted Stock Unit Agreement except as otherwise expressly stated in Section 2(e) above. No other promises or agreements shall be binding unless in writing and signed by both the Company and you after the Effective Date of this Agreement. This Agreement may not be modified or amended unless in writing signed by you and the Company.

20. Voluntary and Knowing Agreement. You acknowledge that you: (a) have carefully read this Agreement in its entirety; (b) are hereby advised by the Company in writing to consult with an attorney of your choice in connection with this Agreement; (c) fully understand the significance of all of the terms and conditions of this Agreement and have discussed them with your independent legal counsel, or have had a reasonable opportunity to do so; (d) have had answered to your satisfaction by your independent legal counsel any questions you have asked with regard to the meaning and significance of any of the provisions of this Agreement; and (e) are signing this Agreement voluntarily and of your own free will and agree to abide by all the terms and conditions contained herein.

21. Review and Revocation Period. You acknowledge that you have had an opportunity to consider this Agreement for at least twenty-one (21) days before signing it. You acknowledge and agree that any modifications, material or otherwise, made to the Agreement do not restart or affect in any manner the original twenty-one (21) calendar day consideration period. You understand you may revoke this Agreement within seven (7) days after you sign it by contacting Lindsey Cotter, SVP, Human Resources at (212) 343-4679. If you do not timely revoke this Agreement, it will become effective on the Effective Date. If you revoke the Agreement, all of the terms and conditions contained herein will become null and void, including but not limited to the obligation of the Company to provide the payments and other benefits referred to in paragraph 2 above.

22. Paragraph Headings. The paragraph headings throughout this Agreement are for convenience and reference only and the words therein shall in no way be held to explain, modify, amplify or aid in the interpretation, construction or meaning of the provisions of this Agreement.

23. This Agreement may be executed in separate counterparts, each of which shall be deemed an original, and all of which together shall constitute one and the same instrument.

[SIGNATURE PAGE TO FOLLOW]

/s/Maureen O’Connell Maureen O’Connell	Date: December 6, 2017

STATE OF NEW YORK	)
) ss.:
COUNTY OF NEW YORK	)

On this          day of                  2017, before me personally came Maureen O’Connell to me known and known to me to be the person described and who executed the foregoing Agreement, and he/she duly acknowledged to me that he/she executed the same.

Notary Public

SCHOLASTIC INC.

By:	/s/ Lindsey Cotter	Date: December 6, 2017
Lindsey Cotter SVP, Human Resources